Exhibit (a)(2)

PROFUNDS

UNANIMOUS WRITTEN CONSENT OF BOARD OF TRUSTEES TO ACTIONS TAKEN WITHOUT A MEETING

The undersigned, being all of the Trustees of ProFunds, a Delaware statutory trust (the “Trust”), acting pursuant to Article 5, Section 5.12.3 of the Amended and Restated Declaration of Trust dated October 28, 1997 (the “Declaration”) and Article 11, Section 2 of the Trust’s Bylaws, hereby consent to the taking of the following action and the adoption of the following resolutions on behalf of the Trust, and each of its series, without a meeting, such action and resolutions to have the same force and effect as though duly taken and adopted at a meeting of the Board of Trustees of the Trust duly called and legally held:

Authorization of the Establishment and Designation of Seventeen New Series of ProFunds

RESOLVED, that the Establishment and Designation of Series as provided for in Section 4.9.2 of the Declaration, to designate and establish seventeen additional series of shares of beneficial interest, of which the New ProFunds (defined below) establish three new classes of shares known as “Investor”, “Service” and “A” class (each of which bears the expenses attributable to it and otherwise has the relative rights and preferences set forth in the Declaration), known as the:

“New ProFunds”	“New ProFunds VP”
China ProFund	ProFund VP Crude Oil
Short China ProFund	ProFund VP Gold Commodity
Short Crude Oil ProFund	ProFund VP Natural Gas
Short Gold Commodity ProFund	ProFund VP Short Crude Oil
Short Natural Gas ProFund	ProFund VP Short Gold Commodity
UltraChina ProFund	ProFund VP Short Natural Gas
UltraCrude Oil ProFund	ProFund VP UltraShort Japan
UltraGold Commodity ProFund
UltraNatural Gas ProFund
UltraShort China ProFund

is hereby authorized and approved, effective upon the date of registering the Funds as investment companies under the Investment Company Act of 1940, as amended (“ 1940 Act”);

FURTHER RESOLVED, that any officer of the Trust be, and hereby is, authorized to cause the Declaration and other necessary documents to be filed wherever in the discretion of such officer such filing is appropriate.

This Unanimous Written Consent may be executed in one or more counterparts, which together shall constitute a single document.

Dated as of January 25, 2008.

/s/ Michael L. Sapir	/s/ Michael C. Wachs
Michael L. Sapir Trustee	Michael C. Wachs Trustee

/s/ Russell S. Reynolds, III
Russell S. Reynolds, III Trustee